LEXINGTON CORPORATE PROPERTIES TRUST

                              ARTICLES OF AMENDMENT
                                     OF THE
                              DECLARATION OF TRUST

                                  June 13, 2005


        Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust having its principal office in Baltimore City, Maryland (the "Trust"), hereby certifies to the State of Maryland Department of Assessments and Taxation that:

        FIRST: The Trust desires to amend its Declaration of Trust as currently in effect (the "Declaration of Trust").

        SECOND: The Declaration of Trust is hereby amended by replacing Article SIXTH (a) with the following:

                        "(a) The total number of shares of beneficial interest of all classes which the Trust has authority to issue is 340,000,000 shares of beneficial interest (par value $.0001 per share), of which 160,000,000 shares are classified as "Common Stock," 170,000,000 shares are classified as "Excess Stock" and 10,000,000 shares are classified as "Preferred Stock" (of which
3,160,000 shares are classified as "8.05% Series B Cumulative Redeemable Preferred Stock" ("Series B Preferred") and 3,100,000 shares are classified as "6.50% Series C Cumulative Convertible Preferred Stock" ("Series C Preferred")). The Board of Trustees may classify and reclassify any unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest."

        THIRD:          (a) As of immediately  before the above  amendment,  the
total number of shares of beneficial interest of all classes which the Trust had authority to issue were 130,000,000 shares (par value $.0001 per share), of which 80,000,000 shares were classified as "Common Stock," 40,000,000 shares were classified as "Excess Stock" and 10,000,000 shares were classified as "Preferred Stock" (of which 3,160,000 shares were classified as Series B Preferred and 3,100,000 shares were classified as Series C Preferred).

                        (b) As amended, the total number of shares of beneficial interest of all classes which the Trust has authority to issue is 340,000,000 shares (par value $.0001 per share), of which 160,000,000 shares are classified as "Common Stock," 170,000,000 shares are classified as "Excess Stock" and 10,000,000 shares are classified as "Preferred Stock" (of which 3,160,000 shares are classified as Series B Preferred and 3,100,000 shares are classified as Series C Preferred).

                        (c) The aggregate par value of all shares was $13,000 before the above amendment and is $34,000 as amended.

                        (d) The shares of beneficial interest of the Trust are divided into classes but the descriptions of each class of beneficial interest of the Trust are not changed by the amendment.

        FOURTH:The Board of Trustees, at a board meeting duly held on March 15, 2005, unanimously approved the above amendment, adopted a resolution which sets forth the above amendment to the Declaration of Trust, and declared that said amendment was advisable. Notice having been duly given to the shareholders, the above amendment was approved by the holders of record of a majority of all outstanding shares of beneficial interest of the Trust entitled to vote on the above amendment at an annual meeting of the shareholders of the Trust held on May 24, 2005.



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        IN WITNESS  WHEREOF,  Lexington  Corporate  Properties  Trust has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of the date first above written.


WITNESS:                                           LEXINGTON CORPORATE
                                                   PROPERTIES TRUST



/s/ Paul R. Wood                                   By:    /s/ T. Wilson Eglin
----------------                                          -------------------
Paul R. Wood                                              T. Wilson Eglin
Secretary                                                 President



        THE UNDERSIGNED, T. Wilson Eglin, President of Lexington Corporate Properties Trust, who executed on behalf of the Trust the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles of Amendment to be the act of said Trust and hereby certifies that to the best of his knowledge, information, and belief that matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                                                          /s/ T. Wilson Eglin
                                                          -------------------
                                                          T. Wilson Eglin
                                                          President